Yuhe International Inc.

Yuhe International Acquires Ten Breeder Farms in Liaoning and Henan Provinces in China

- Yuhe’s production capacity to be expanded by 43% to 3.15 million sets of parent breeders, positioning Yuhe further ahead of its competitors

- Production base to be expanded into Henan Province, a large broiler market in China

- 20% of the acquisition consideration to be paid in Yuhe’s common stock, the second time Yuhe conducted stock-and-cash acquisition, reflecting the industry’s recognition and confidence in Yuhe’s growth

- Construction of new hatchery facility progressing well

Weifang, Shandong Province, P.R.C. January 4, 2011 - Yuhe International, Inc. (NASDAQ: YUII) (“Yuhe” or “the Company”), a leading supplier of day-old chicken raised for meat production, or broilers, in the People's Republic of China (“PRC”), today announced that the company’s wholly owned subsidiary, Weifang Yuhe Poultry Co., Ltd. ("Weifang Yuhe"), entered into a series of asset purchase agreements to purchase ten breeder farms in Liaoning and Henan Provinces, China, for an aggregate purchase price of RMB 108,686,716, or approximately USD 16.4 million.  The ten breeder farms are purchased from six individuals engaged in large-scale parent breeder raising businesses in China (collectively “Sellers”), where eight breeder farms are in Liaoning Province, and two are in Henan Province.

Pursuant to the terms of the asset purchase agreements, the acquisition consideration will be paid in combination of cash and Yuhe’s stock. Total cash consideration amount to RMB 80,098,406, or approximately USD 12,099,457. The share consideration is calculated at a price of $10 per share with total share consideration equal to approximately RMB 28.6 million, or approximately $4.3 million, for approximately 431,848 restricted shares of Yuhe’s common stock. The restricted shares are subject to a six-month lock-up period.

The ten breeder farms have a total production capacity of 950,000 sets of parent breeders, covering an area of approximately 91 acres (558 Mus) with a building coverage of approximately 1,471,869 square feet (136,740 square meters).  The assets purchased include the buildings and breeding equipment for the breeder farms, as well as land lease rights with terms ranging between 20 years and 50 years.  Upon closing, Yuhe will have an increased production capacity of 3.15 million sets of parent breeders, accounting for 8% of China’s broiler market in terms of production capacity. Geographic details for the ten acquired breeder farms are as following: one farm in Anshan City, Liaoning Province; One farm in Wafangdian City, Liaoning Province; Two farms in Haicheng City, Liaoning Province; One farm in Dandong City, Liaoning Province; Three farms in Shenyang City, Liaoning Province; and two farms in Zhoukou City, Henan Province.

Mr. Zhentao Gao, Chairman and CEO of Yuhe International, commented, “We are very pleased to acquire the ten new breeder farms in China as planned. The highlights of this acquisition lie in two aspects, one being that the Company had gained access to a large quantity of breeding land with reasonable terms; and the other being that we were able to retain a large number of experienced and skilled workers. Both factors are current bottlenecks to self-constructing such breeder farms.”

301 Hailong Street, Hanting District, Weifang, Shandong Province, China
Contact: +86-536-736-3688 www.yuhepoultry.com

Yuhe International Inc.	Page 2
December 15, 2010

The average cost of acquiring a 100,000-set-parent-breeder-farm in this transaction was RMB 11,440,700 (approximately $1.85 million), approximately 25% higher than the average acquisition cost of RMB 9,176,000 (approximately $1.48 million) in June 2010 for a comparable breeder farm. The cost increase was mainly driven by the increased land lease right fees from RMB 1,000 per Mu to RMB 1,400 and RMB 1,700 per Mu in Liaoning and Henan Province, respectively. Cost for acquiring farm buildings increased slightly, as a result of purchasing more steel-structured farms with higher unit cost. The average costs for the Company to acquire these breeder farms remain lower than those to build such farms from scratch.

At the time of signing the contracts, the age of the existing breeding stocks at the acquired farms were between 23 and 52 weeks, and such existing breeding stocks are expected to retire at the 67th week.  Due to quality assurance purposes, Yuhe will only take the ownership of the acquired breeder farms when all existing breeding stocks retire. Upon closing, Yuhe plans to spend RMB 10 million (approximately USD 1.6million) on a two to three-month facility restoration and employee training program. The Company plans to put the first batch of 550,000 sets of parent breeders into production by the end of the third quarter of 2011, and the remaining 400,000 sets by the end of the fourth quarter of 2011. The production increase will be reflected in the Company’s broiler output in 2012, when the breeding stocks enter their egg-laying peaks. This revenue-contribution timeframe is similar to that in Yuhe’s previous acquisitions in December 2009 and June 2010, where the production increase from an accumulated 1.05 million sets of parent breeders is expected to be reflected in the Company’s broiler output in 2011.

The Company also announced that the constructions of its hatchery facilities were progressing well. The third hatchery facility equipped with 60 hatchers has completed construction and commenced operation with the first batch of 40 hatchers. The fourth hatchery designed to have 100 hatchers will begin construction in the first quarter of 2011.

Mr. Vincent Hu, CFO of Yuhe International, commented, “The Company’s future profitability is expected to be improved as a result of this acquisition. We expect the consequential increase in sales volume in 2012 will translate into a lower unit administrative cost and higher operating margin.”

 “This acquisition was completed amid a booming broiler market in China,” commented Mr. Zhentao Gao, CEO of Yuhe International, “The successful acquisition demonstrates that Yuhe is capable of leveraging on its industry experience and reputation to capture industry consolidation opportunities in both rising and falling markets.”

”This is the third acquisition carried out by Yuhe, and is also the second acquisition that used our stock as partial acquisition consideration. Based on our previous experience in acquisition and post-acquisition integrations, we expect that this acquisition, being the largest in the Company’s history, to be successfully completed as the previous ones.”  Mr. Gao added.

 “It is a strategic milestone in our history that our production base expands into Henan Province after our expansion into Liaoning Province in 2010,” Mr. Gao continued, “We currently focus our hatching and sales network in Shandong Province, and we plan to expand the sales network into wider geographic areas after commanding a meaningful market share in Shandong. Having production bases stationed outside of Shandong Province lays strategic foundation for the Company’s future nation-wide market penetration. We will continue to leverage on our core competencies and in-depth knowledge of China’s broiler industry to carry out our long-term strategy.” Concluded Mr. Gao.

301 Hailong Street, Hanting District, Weifang, Shandong Province, China
Contact: +86-536-736-3688 www.yuhepoultry.com

Yuhe International Inc.	Page 3
December 15, 2010

Conference Call
The Company will host a conference call at 9:00 a.m. Eastern Time on Wednesday, January 5, 2011, to discuss the acquisition in further details. To participate in the live conference call, please dial the following number five to ten minutes prior to the scheduled conference call time. Conference ID # 34954039
USA Toll-free:    18662421388
China Toll-Free:   4006988166
International Dial-In: + 61288236760

About Yuhe International, Inc.
Yuhe International Inc. is one of the largest day-old broiler producers in China. Founded in 1996, the Company operates in the middle of the commercial broiler chicken supply chain, where it purchases parent breeding stock from breeder farms, raises them to produce hatching eggs, and hatches the eggs to live day-old broilers, which are then sold through 38 distributors to its end-users, such as integrated chicken companies and broiler raisers. Headquartered in Weifang, Shandong province, the Company has two operational subsidiaries, Weifang Yuhe Poultry Co. Ltd. and Weifang Taihong Feed Co. Ltd., the latter of which largely supplies the Company's internal demand for chicken feed. Currently, the Company has approximately 1400 employees with 33 breeding farms and 3 hatchery facilities. Approximately 90% of the Company’s current sales are in the Shandong province with a customer base across 10 Provinces in China. The Company has passed ISO9001 certification and operates imported state-of-the-art equipment, adhering to the international standards of operation. For more information on the Company and its products, please visit http://www.yuhepoultry.com.

Cautionary Statement
This press release contains forward-looking statements concerning the Company’s business, products and financial results. The Company’s actual results may differ materially from those anticipated in the forward-looking statements depending on a number of risk factors including, but not limited to, the following: general economic and business conditions, development, shipment, market acceptance, additional competition from existing and new competitors, changes in technology, and various other factors beyond the Company’s control. All forward-looking statements are expressly qualified in their entirety by this Cautionary Statement and the risk factors detailed in the Company's reports filed with the Securities and Exchange Commission. The Company undertakes no duty to revise or update any forward-looking statements to reflect events or circumstances after the date of this release.

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Contact Information: Yuhe International Inc. www.yuhepoultry.com
Ms. Serena Wu Investor Relations +1 (646) 502-8625 Email: serena.wu@yuhepoultry.com Mr. Vincent Hu Chief Financial Officer
Email: vincent.hu@yuhepoultry.com

301 Hailong Street, Hanting District, Weifang, Shandong Province, China
Contact: +86-536-736-3688 www.yuhepoultry.com